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                                                                  EXHIBIT: 10.20


                        INVESTMENT MANAGEMENT AGREEMENT

TO: HAMBLIN WATSA INVESTMENT COUNSEL LTD.
    95 Wellington Street West
    Suite 802
    Toronto, Ontario
    M5J 2N7

                                          DATE: February 16, 2001

     1). We authorize you to manage on a continuous basis investment accounts (the "Accounts") on our behalf on the terms and conditions set out in this agreement.

     2). You shall manage the Accounts in accordance with the investment objectives and guidelines attached as Schedule A which we may amend from time to time.

     3). Subject to Section 2 above, you shall manage the Accounts in our name and you are hereby authorized to take such action for the Accounts as you, in your sole discretion, may consider appropriate for the operation of the Accounts including, without limitation, the power to buy, sell and exchange and otherwise deal in all securities which may at any time form part of the Account and to invest, in securities selected by you, all funds contained in, paid to or derived from the operation of, the Accounts, except to the extent that you are otherwise instructed in writing by us.

     4). The securities and funds of the Account have been deposited with and shall be held by CITIBANK [the "Custodian(s)"] pursuant to an agreement which we have entered into with the Custodian. We have instructed the Custodian to promptly follow your directions at all times and to provide you with all such information concerning the Accounts as you may from time to time require in connection with your management of the Accounts, including without limitation, copies of relevant monthly statements.

     5). Provided you have used reasonable care and diligence you shall not be responsible for any damage, loss, cost or other expense sustained in the operation of the Accounts or relating in any manner to the carrying out of your duties under this agreement. We agree that you shall be entitled to assume that any information communicated by us or the Custodian to you is accurate and complete, and that in making investment decisions you shall be entitled to rely on publicly available information or on information which you believe to have been provided to you in good faith, in both cases barring actual knowledge by you to the contrary.

     6). You shall be entitled to such fees, payable quarterly in arrears, for your management of the Accounts as you may specify from time to time. We acknowledge receipt of a copy of your current fee schedule, attached as Schedule B, and you agree to give us thirty (30) days prior written notice of any change in such schedule.

     7). The nature and timing of your reporting to us on the status of the Accounts shall be as mutually agreed from time to time.

     8). We acknowledge receipt of a copy of policies that you have established to ensure that investment opportunities are allocated fairly among your discretionary investment accounts and we confirm that these policies, until revised by you, will apply to the account.

     9). Either party hereto may terminate this agreement without penalty by giving the other party at least thirty (30) days advance written notice of its desire to terminate the same. In the event that the day upon which this agreement is so terminated is a day other than the first day of a calendar quarter, the fees payable in accordance with paragraph 6 for such quarter shall be pro-rated and shall be determined having regard to the market value of the Accounts based upon the most recent financial report which has been delivered to you by the Custodian.

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     10).  All notices and communications to either party to this agreement shall be in writing and shall be deemed to have been sufficiently given if signed by or on behalf of the party giving the notice and either delivered personally or sent by prepaid registered mail addressed to such party at the address of such party indicated herein. Any such notice or communication shall be deemed to have been received by any such party if delivered, on the date of delivery, or if sent by prepaid registered mail on the fourth business day following mailing thereof to the party to whom addressed. For such purpose, no day during which there shall be a strike or other occurrence interfering with normal mail service shall be considered a business day.

     11). This agreement shall enure to the benefit of and shall be binding upon the parties hereto and our respective successors. This agreement may not be assigned by you.

     12). This agreement, when executed, shall replace all earlier agreements between us in connection with your management of our managed investment account on a discretionary basis, without prejudice to any action taken under any such agreements. We acknowledge that we have read and understood this agreement and that we have received a copy of the same.

     13).  This agreement shall be governed by English Law.

     This agreement may only be amended by written agreement signed by the parties and may not be assigned by either party.
                                          Newline Underwriting Management
                                          Limited
                                          NAME (Please Print)

                                          ADDRESS
                                          BY: /s/ J.R. Micklem
                                            ------------------------------------
                                              AUTHORIZED SIGNATURE
                                                        J.R. Micklem
                                                NAME OF AUTHORIZED SIGNATORY

We accept the Account and the foregoing.
DATED AT TORONTO, as of the 16th

DAY OF February, 2001

HAMBLIN WATSA INVESTMENT COUNSEL LTD.
BY: /s/ Brian Bradstreet
    --------------------------------------------------------
AUTHORIZED OFFICER
Brian Bradstreet
---------------------------------------------------------
NAME OF AUTHORIZED OFFICER

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February 16, 2001

                     HAMBLIN WATSA INVESTMENT COUNSEL LTD.
                 ALLOCATION OF INVESTMENT OPPORTUNITIES POLICY

     In the interest of fairness to all our investment management clients, and in accordance with the subsection 115(1) of the Regulation under the Securities Act (Ontario), Hamblin Watsa Investment Counsel Ltd. shall ensure that all investment opportunities are allocated fairly among all our clients.

     In general, this will be accomplished by allocating purchase and sale opportunities on a basis proportionate to the size of each client's investment portfolio, giving full regard to present positions held, special requirements, and any guidelines or constraints imposed by individual clients.

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                                   SCHEDULE A

INVESTMENT OBJECTIVES

1. Invest for the long term always providing sufficient liquidity for the payment of claims and other policy obligations.

2.   Ensure preservation of invested capital for policy holder protection.

3.   Invest in accordance with insurance regulatory guidelines.

INVESTMENT GUIDELINES

1.   APPROACH

     All investments are to be made using the value approach by investing in companies at prices below their underlying long term values to protect capital from loss and earn income over time and provide operating income as needed.

     With regard to equities, no attempt is made to forecast the economy or the stock market. The manager will attempt to identify financially sound companies with good potential profitability which are selling at large discounts to their intrinsic value. Appropriate measures of low prices may consist of some or all of the following characteristics: low price earnings ratios, high dividend yields, significant discounts to book value, and free cash flow. Downside protection is obtained by seeking a margin of safety in terms of a sound financial position and a low price in relation to intrinsic value. Appropriate measures of financial integrity which are regularly monitored, include debt/equity ratios, financial leverage, asset turnover, profit margin, return on equity, and interest coverage.

     As a result of this bargain hunting approach, it is anticipated that purchases will be made when economic and issue-specific conditions are less than ideal and sentiment is uncertain or negative. Conversely, it is expected that gains will be realized when issue-specific factors are positive and sentiment is buoyant. The investment time horizon is one business cycle (approximately 3-5 years).

     As regards bonds, the approach is similar. No attempt is made to forecast the economy or interest rates. The manager will attempt to purchase attractively priced bonds offering yields better than Treasury bonds with maturities of 10 years or less that are of sound quality, i.e. whose obligations are expected to be fully met as they come due. We do not regard rating services as being unimpeachable sources for assessing credit quality any more than we would regard a broker's recommendation on a stock as being necessarily correct. In any form of investment research and evaluation, there is no substitute for the reasoned judgement of the investment committee and its managers.

2.   LIQUIDITY

     An adequate cash flow shall be maintained to ensure that claims and operating expenses are paid on a timely basis. An operating cash position is to be maintained at appropriate levels and will be managed by the insurance operating company in accordance with the approved list for investments as determined from time to time by the Investment Committee. These securities will be managed by Newline Underwriting Management Limited as part of the Treasury function and currently are restricted primarily to Treasury and Agency securities of the U.S. government.

3.   REGULATORY

     Insurance regulations will be complied with.

4.   DIVERSIFICATION

     The portfolio is to be invested in a wide range of securities of different issuers operating in different industries and jurisdictions in order to minimize risk.

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5.   PRUDENT PERSON RULE

     Prudent investment standards are considered in the overall context of an investment portfolio and how a prudent person would invest another person's money without undue risk of loss or impairment and with a reasonable expectation of fair return.

STRATEGY

1.   MAINTAIN ADEQUATE LIQUIDITY

     A detailed review of portfolio liquidity is undertaken on a monthly basis. This liquidity analysis determines how much of each portfolio can be converted to cash in a given time period. Each company determines its liquidity requirements and the liquidity of the portfolio must match the requirement.

2.   ASSET ALLOCATION

     The asset allocation will be determined by the Portfolio Manager and will include short term investments that will generate appropriate cash flows and long term investments in stocks, bonds, debentures and money market investments, both domestic and foreign. The allocation will be in compliance with regulatory guidelines and should meet policy liabilities.

3.   FOREIGN EXCHANGE RISK

     Any foreign currency investments and exposures would normally be hedged via the use of forward foreign exchange contracts and/or currency options or preferably by a natural hedge with foreign pay liabilities of the Insurance Company. Unhedged foreign investments will be limited to 10% of invested assets at cost. Unhedged exposure above this amount must be approved by the Investment Committee.

4.   INTEREST RATE RISK

     Interest rate risk will be minimized primarily through investment in fixed income securities with maturities less than ten years. While there are no specific duration/maturity limits for convertible securities, these issues are included in the total fixed income duration/term measure. Maximum fixed income portfolio duration is limited to the equivalent of a ten year term to maturity Treasury security.

INVESTMENT POLICY MIX

     The Investment Committee has established the following exposure ranges for various asset mix classes:

                                                                 RANGE
                                                                --------
Equities....................................................       0-25%
Fixed Income................................................      0-100%
Cash........................................................    Residual
Total.......................................................        100%
                                                                ========

     Within the Fixed Income portfolio, the Taxable/Tax Exempt mix will be determined relative to the consolidated tax position of Newline Underwriting Management Limited and the relative investment attractiveness of available tax exempt securities.

     The Investment Committee will control the total asset mix and will give performance objectives to the Investment Manager regarding the assets managed.

     No investments in equities shall be made without the prior approval of the Investment Committee.

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RETURN EXPECTATIONS

     Total asset mix policy is expected on an annual basis to result in returns better than the Consumer Price Index plus 3% over a ten year period before the disbursement of investment management fees. However, in any one year the annual return may be significantly above or below this expectation.

INVESTMENT OBJECTIVES OF THE FUND MANAGER

     The Manager, subject to regulatory and company imposed constraints mentioned elsewhere, expects to provide additional returns to those returns that would be earned by the alternative of passively managing a surrogate market index.

     Performance of the Fund Manager is expected to result in the following returns:

All Equities                       S&P 500 + 1% point
Fixed Income:
  Taxable Bonds                    Merrill Lynch Intermediate Treasury Index +
                                   0.25%
  Tax-Advantaged Bonds             Lehman Brothers 3 & 5 Year State GO Indexes

     Measured over four (4) year moving periods.

AGGREGATE INVESTMENT LIMITS, PERMITTED INVESTMENT CATEGORIES AND
INDIVIDUAL INVESTMENT LIMITS

PERMITTED INVESTMENT CATEGORIES WITHIN ASSET CLASSES

Cash:                              Cash on hand, demand deposits, treasury bills, short-term
                                   notes and bankers' acceptances, term deposits and guaranteed investment certificates.
Equity:                            Common shares, rights and warrants.
Fixed Income:                      Bonds, debentures, preferred shares, including those
                                   convertible into common shares.

     All of the above may be either U.S. domestic, Canadian, or other foreign investments.

     Convertible preferred securities will be classified as equities if the preferred dividend is not being paid.

     Private placement issues in public companies are allowed.

INVESTMENT CONSTRAINTS

     All investments will be made in accordance with all applicable legislation including all applicable Lloyds rules.

     No investments shall be made in securities of Fairfax or related parties of Fairfax without the prior approval of the Investment Committee.

INDIVIDUAL INVESTMENT LIMITS

     Any combination of investments in any one corporate issuer will be limited to a maximum of 5% of admitted assets. Exposure beyond 5% will require approval of the Investment Committee.

QUALITY CONSTRAINTS

     The Investment Manager may invest in the permitted investment categories listed in the Investment Objectives and Policy Statement subject to the following quality constraints:

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     Investments in money market instruments (less than or equal to 1 year term)
     will be limited to those included on the list approved by the Company. This list will include money market instruments of the U.S. Treasury, Agencies of the U.S. government, and as a minimum commercial paper rated A1 or higher by Moody's and rated P1 or higher by Standard & Poor's.

     Investments in bonds and preferreds will be limited by quality tier as follows:

LIMITS AS A % OF THE FIXED INCOME PORTFOLIO

BOND RATING  % OF TOTAL   MIN./MAX.
-----------  ----------   ---------
A or better         65%        Min.
BBB                 35%        Max.
BB,B                10%        Max.
C,D                  0%

     The above limits are subject to adjustment to conform with applicable regulatory requirements.

     Limits are determined on a cost basis and include convertible securities.

     Downgrades will be taken into account when making new investments but will not necessarily result in the sale of existing positions.

     Securities un-rated by the public rating agencies must be rated by the Investment Manager and included as part of the categories above for the purposes of determining overall exposure by quality tier.

     Any exceptions to the above must be approved by the Investment Committee.

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PROHIBITED INVESTMENTS

     No loans will be made in any of the investment portfolios.

     No Real Estate will be purchased without Investment Committee approval.

     No Mortgages on real estate will be purchased without Investment Committee approval. The exceptions to this are obligations issued by an agency of the U.S. Government, or by U.S. domiciled corporations that are issued as part of a registered public offering that also meet the minimum quality tier requirements.

FOREIGN INVESTMENT LIMITS

     Foreign Securities may be purchased in compliance with established regulatory guidelines and with the policy on foreign exchange risk outlined herein.

     Foreign investments must be in the same kinds of securities and investments as Newline Underwriting Management Limited is normally allowed.

OTHER

     Derivative securities may be purchased up to 2% of the portfolios cost at book. Use of derivative investments is infrequent and only for hedging purposes.

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                             INVESTMENT MANAGEMENT
                                  FEE SCHEDULE

     Investment management fees are comprised of two parts:
                            (A). The Base Fee Amount
                                      and
                         (B). The Incentive Fee Amount

(A) THE BASE FEE AMOUNT

     1) As described in Part 6 on the Investment Management Agreement, fees will be payable quarterly in arrears.

     2) After the end of each calendar quarter, Hamblin Watsa Investment Counsel Ltd. shall submit its investment management charges in accordance with the schedule below.

     3) The charges are on a calendar year basis. They will be calculated at the end of each calendar quarter based upon the average of the market value of the funds at the close of business for the three (3) preceding months.

    4) MARKET VALUE                                                 CHARGE
          On Total Market Value                                      .10%

(B) THE INCENTIVE FEE AMOUNT

     The incentive fee amount relates to the investment management of equity securities only.

    Annual Base Fee:                   a) If performance equals or exceeds benchmark, base fee is unchanged from current fee.
                                       b) If performance is less than benchmark, base fee is 90% of current fee.
    Maximum Fee:                       1.75% (including base).
    Benchmark:                         S&P 500 + 200 basis points.
    Incentive Fee:                     Continuous rate of 10 basis point for every 100 basis points of outperforming the benchmark. (Incentive fee is in
                                       addition to base fee).
    Basis of Calculation:              Payable annually based on calendar year results. Not earned or paid unless results since inception (net of all fees)
                                       exceed benchmark return.
    Inception Date:                    , 2001

(C) MAXIMUM INVESTMENT MANAGEMENT FEE

     Notwithstanding the foregoing, the maximum investment management fee payable in any calendar year will be .25% of the Total Market Value (as calculated in (A) 4) above); provided that any investment management fee not payable in any calendar year as a result of the restriction in the preceding sentence will be carried over to a succeeding calendar year, but the total investment management fee payable in any such calendar year, including any carry-over payment, shall be limited as provided by the preceding sentence.

                                       A-6